Exhibit 8.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

November 29, 2016

Huntington Funding, LLC

Huntington Center

41 South High Street

Columbus, Ohio 43287

Re:	Huntington Funding, LLC
Registration Statement on Form SF-3 (No. 333-214109)

Ladies and Gentlemen:

We have acted as special tax counsel to Huntington Funding, LLC (the “Company”) in connection with the above-captioned Registration Statement (the “Registration Statement”) and the offering of the Class A-1 Auto Loan Asset Backed Notes, the Class A-2 Auto Loan Asset Backed Notes, the Class A-3 Auto Loan Asset Backed Notes, the Class A-4 Auto Loan Asset Backed Notes, the Class B Auto Loan Asset Backed Notes, the Class C Auto Loan Asset Backed Notes and the Class D Auto Loan Asset Backed Notes (collectively, the “Notes”) described in the final prospectus dated November 28, 2016 (the “Prospectus”), which has been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Huntington Auto Trust 2016-1 (the “Issuer”), a trust formed by the Company pursuant to a trust agreement (as amended and restated, the “Trust Agreement”) among the Company, Citibank, N.A., as owner trustee, and Citicorp Trust Delaware, National Association, as issuer Delaware trustee. The Notes will be issued pursuant to an Indenture (the “Indenture”) between the Issuer and Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”).

In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus, the Underwriting Agreement and current drafts of the Receivables Sale Agreement, the Sale Agreement, the Servicing Agreement, the Administration Agreement, the Asset Representations Review Agreement, the Trust Agreement and the Indenture (including the form of the Notes included as an exhibit thereto) and other documents prepared in connection with the issuance of the Notes (collectively, the “Operative Documents”). Terms used herein without definition have the meanings given to such terms in, or by reference in, the Indenture.

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America,

Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Huntington Funding, LLC

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements, to the extent they constitute matters of law or legal conclusions with respect thereto relating to United States federal tax matters set forth in the Prospectus (to the extent they relate to United States federal income tax consequences) under the captions “Summary of Terms—Tax Status” and “Material United States Federal Income Tax Consequences”, which statements have been prepared by us, are correct in all material respects, and, to the extent such statements expressly state our opinions or state that our opinion has been or will be provided as to the Notes, we hereby confirm and adopt the opinion set forth therein.

Huntington Funding, LLC

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

MAYER BROWN LLP